Exhibit 99.1


ADDvantage Technologies Group, Inc.
l605 E. Iola
Broken Arrow, Oklahoma 74012

PRESS RELEASE:  FOR IMMEDIATE RELEASE
  For further information:
Company Contact:
Ken Chymiak       (9l8) 25l-2887
David Chymiak     (9l8) 25l-2887
Dee Cooper        (9l8) 25l-9l2l


                     ADDvantage Technologies Group, Inc.
                Broadens Market Support with Scientific-Atlanta


     Broken Arrow, Oklahoma, November 3, 2003--ADDvantage Technologies Group, Inc. (ATG) (OTCBB:ADDM) today announced that it's subsidiary TULSAT has signed an agreement with Scientific-Atlanta to extend their market support for additional product lines. The agreement transfers the sales and support of Scientific-Atlanta's analog satellite receivers, modulators and stereo encoding product lines to TULSAT along with previously announced signal processors, demodulators, Prisma I Optics, selected Gainmaker amplifiers and tap/passive products.

     "Our program ensures a convenient, predictable supply of products and support for these selected Scientific-Atlanta products and allows the OEM to focus on other product lines," comments David Chymiak, Chairman of ADDvantage. "Our TULSAT-Atlanta division is staffed with former Scientific-Atlanta senior technical personnel and was recently expanded by 60% to accommodate the arrival of 16 new workstations that were transferred as part of the agreement to provide final test and configuration, warranty repair and aftermarket services."

ADDVANTAGE TECHNOLOGIES GROUP, INC. and its subsidiaries, TULSAT, Lee Enterprise, NCS Industries, Comtech Services, TULSAT-Texas, and TULSAT-Atlanta comprise an organization involved in the sale of new, surplus, re-manufacture, repair and sale of previously owned cable television ("CATV") equipment and the distribution of new equipment for Scientific-Atlanta, Motorola, Quintech, Videotek, Drake, Blonder-Tongue, Standard, Corning Gilbert, and others. For more information, please visit the corporate web site at www.addvantagetech.com or contact the Company directly at 918-251-9121.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company's reports and documents filed from time to time with the Securities and Exchange Commission.